Exhibit 3.31

VISIONWORKS, INC.

ARTICLES OF INCORPORATION

I.

The name of the Corporation is:

Visionworks, Inc.

II.

The street address of the initial principal office of the Corporation is 8333 Bryan Dairy Road, Largo, Florida 34647.

III.

A. The total number of shares of capital stock that the Corporation shall be authorized to issue is One Thousand (1,000) shares of common stock, no par value (the “Common Stock”).

B. Each share of the Common Stock shall be identical in all respects and for all purposes and entitled to one vote per share in all proceedings in which action may or is required to be taken by the shareholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if, and when declared by the Board of Directors of the Corporation; and share ratably in all of its assets of the Corporation in the event of any voluntary or involuntary liquidation, winding up of the affairs of the Corporation or upon any distribution of the assets of the Corporation.

IV.

The initial registered office of the Corporation shall be at 8333 Bryan Dairy Road, Largo, Florida 34647. The initial registered agent of the Corporation at such address shall be Richard W. Roberson.

V.

The name and address of the incorporator is:

Theodore I. Blum, Esq.

Alston & Bird

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

VI.

The initial Board of Directors of the Corporation shall consist of nine members, seven of whom shall be and whose addresses are:

John G. Bull

790 East Broward Boulivard

Suite 400

Fort Lauderdale, Florida 33301

William S. Green

Twelve Piedmont Center

Suite 210

Atlanta, Georgia 30305

Bart McLean

Twelve Piedmont Center

Suite 210

Atlanta, Georgia 30305

Larence Park

2950 Surrey Lane

Fort Lauderdale, Florida 33331

Richard W Roberson

8333 Bryan Dairy Road

Largo, Florida 34647

Edwin A. Wahlen, Jr.

Twelve Piedmont Center

Suite 210

Atlanta, Georgia 30305

Wallace Whitley

8033 Northwest 47th Drive

Coral Springs, Florida 33067

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation

/s/ Theodore I. Blum
Theodore I. Blum, Esq Incorporator

Acceptance by the Registered Agent as required in Section [ILLEGIBLE] r.s.: Richard W. Roberson is familiar with and accepts the obligations provided for in Section [ILLEGIBLE] on behalf of VISIONWORKS, INC.

Dated January 27, 1994.	By	Richard W. Roberson
President